Exhibit 23.1

                    Consent of Eldredge, Fox & Porretti, LLP

The Board of Directors
Safe Passage International, Inc.

We consent to the inclusion of our report dated February 21, 2000 (except for Note 11 as to which the date is October 10, 2000) with respect to the consolidated balance sheet of Safe Passage International, Inc. as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999, which report appears in the Form 8-K/A of The Aristotle Corporation.


/s/ Eldredge, Fox & Porretti, LLP
---------------------------------
    Eldredge, Fox & Porretti, LLP

Rochester, New York
November 21, 2000


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